UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GOOSEHEAD INSURANCE, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOOSEHEAD INSURANCE, INC.
1500 Solana Blvd, Suite 4500
Westlake, Texas 76262

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2019

Dear Shareholder:
We invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Goosehead Insurance, Inc. (referred to herein as the “Company”, “we” or “our”), which will be held on May 23, 2019, at 10:00 a.m. local time, at the Company’s offices located at 1500 Solana Boulevard, Suite 4500, Westlake, Texas. At the meeting, we will:

1.	Elect five directors to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.
Ratify the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019;

3.	Amend and restate the Company’s Omnibus Incentive Plan; and

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our common stock at the close of business on April 3, 2019 (the “Record Date”) can vote at this meeting or any adjournments that take place.
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they specifically request them. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or before April 12, 2019 to our stockholders of record as of the close of business on the Record Date. We are also providing access to our proxy materials over the Internet beginning on or about April 12, 2019. Electronic delivery of our proxy materials will significantly reduce our printing and mailing costs, and the environmental impact of the proxy materials.
The Notice contains instructions for accessing the proxy materials, including the Proxy Statement and our annual report, and provides information on how stockholders may obtain paper copies free of charge. The Notice also provides the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation from our board of directors with regard to each matter; and information on how to attend the meeting and vote online.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by internet, telephone or mail. For specific instructions on how to vote your shares, please see the section entitled "Questions and Answers about this Proxy Material and Voting."
Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, and FOR the amendment and restatement of the Company’s Omnibus Incentive Plan as described in Proposal No. 3 of the Proxy Statement.
By Order of the Board of Directors

/s/ Mark E. Jones_________________
Mark E. Jones
Chairman and Chief Executive Officer
Westlake, Texas
April 12, 2019

GOOSEHEAD INSURANCE, INC.
1500 Solana Boulevard, Suite 4500
Westlake, Texas 76262

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2019

The board of directors of Goosehead Insurance, Inc. is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders to be held on May 23, 2019, at 10:00 a.m. local time, at the Company’s offices located at 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of April 12, 2019. As used in this Proxy Statement henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “Goosehead,” “we,” “us” and “our” refer to Goosehead Insurance, Inc., a Delaware corporation.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 3, 2019 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Materials and on the website referred to in the Notice of Internet Availability of Materials, including an option to request paper copies on an ongoing basis. We are making this Proxy Statement available on the Internet on or about April 12, 2019 and are mailing the Notice of Internet Availability of Materials to all stockholders entitled to vote at the Annual Meeting on or about April 12, 2019. We intend to mail or e-mail this Proxy Statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of request.

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share (“Class A common stock”), and Class B common stock, $0.01 par value per share (“Class B common stock,” and, collectively, the “common stock”). The common stock entitle their holders to one vote per share on all matters submitted to a vote of the Company’s stockholders. As of the Record Date, there were 36,285,377 shares outstanding consisting of 14,536,039 class A common shares and 21,749,338 class B common shares. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report on Form 10-K, which contains financial statements for fiscal year 2018 (the “Annual Report”), accompanies this Proxy Statement if you have requested and received a copy of the proxy materials in the mail. Stockholders that receive the Notice of Internet Availability of Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https://ir.gooseheadinsurance.com/ and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement. You also may obtain a copy of Goosehead’s Annual Report, without charge, by writing to our Investor Relations department at ir@goosehead.com.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 36,285,377 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may: vote in person at the Annual Meeting; vote by proxy on the Internet or by telephone; or vote by returning a proxy card, if you request and receive one. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Materials, by telephone as instructed on the website referred to on the Notice of Internet Availability of Materials, or (if you request and receive a proxy card by mail or e-mail) by signing, dating and returning the proxy card sent to you or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?
You are being asked to vote on three proposals:

•	Proposal No. 1: the election of five directors to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•
Proposal No. 2: the ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019; and

•	Proposal No. 3: the amendment and restatement of the Company’s Omnibus Incentive Plan.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the board of directors recommend I vote on the Proposals?
The board of directors recommends that you vote:

•	FOR each of the director nominees;

•	FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm; and

•	FOR the amendment and restatement of the Company’s Omnibus Incentive Plan as described in Proposal No. 3 of the Proxy Statement.

How do I vote?

•	For Proposal 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the board of directors.

•	For Proposal 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal 3, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the proxy card that you request and receive by mail or e-mail. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•
To vote by telephone, call the toll-free number found on the proxy card you request and receive by mail or e-mail, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•
To vote by mail, complete, sign and date the proxy card you request and receive by mail or e-mail and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 21, 2019. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?
Donnelley Financial Solutions has been engaged as our independent agent to tabulate stockholder votes, or the Inspector of Election. If you are a stockholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, Donnelley Financial Solutions will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or e-mail and choose to sign and mail your proxy card, your executed proxy card is returned directly to Donnelley Financial Solutions for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one proxy card to Donnelley Financial Solutions on behalf of all its clients.

How are votes counted?
Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal 3, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?
The ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and the amendment and restatement of the Company’s Omnibus Incentive Plan (Proposal 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3.

How many votes are needed to approve the proposal?
With respect to Proposal 1, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

With respect to Proposal 2, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal 2.

With respect to Proposal 3, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval (excluding broker non-votes, which will not affect the outcome of the vote). “Abstain” votes are treated as cast “Against” Proposal 3.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card, but do not make specific choices?
If we receive a signed and dated Proxy Card that Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, and “For” the ratification of the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm and “For” the amendment and restatement of the Company’s Omnibus Incentive Plan. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail or on the Internet, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?
If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you request and receive.

Can I change my vote after submitting my proxy vote?
Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Goosehead’s Corporate Secretary at 1500 Solana Blvd, Suite 4500, Westlake, Texas 76262.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?
We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 12, 2019, to Goosehead’s Corporate Secretary at 1500 Solana Blvd, Suite 4500, Westlake, Texas 76262. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 24, 2020 and February 23, 2020; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 23, 2020, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 36,285,377 shares of common stock outstanding and entitled to vote. Accordingly, 18,142,689 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even these proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•
we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•
we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.
We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

Directions to Annual Meeting
Our Annual Meeting will be held at our headquarters located at 1500 Solana Blvd, Suite 4500, Westlake, Texas.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

For so long as certain historical members of Goosehead Financial, LLC, including Mark E. Jones, our Chairman and Chief Executive Officer, and Michael Colby, our President and Chief Operating Officer (the “Pre-IPO LLC Members”) beneficially hold at least a majority of the aggregate outstanding shares of our common stock, which we refer to as the “Majority Ownership Requirement,” our board of directors will not be classified, and each of our directors will be subject to re-election annually and will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for cause.

For so long as the Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock, the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors. The Pre-IPO LLC Members have not utilized this right of nomination in connection with the Annual Meeting.

Our board of directors currently consists of five directors: Mark E. Jones, Robyn Jones, Peter Lane, Mark Miller, and James Reid. All directors have been nominated for re-election by the board of directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of those substitute nominee as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

The following table sets forth information with respect to each director’s position and office held with the Company and each director’s age as of April 12, 2019:

Name	Age	Position/Office Help with the Company	Director Since
Mark E. Jones(2)	57	Chairman, Director, and Chief Executive Officer	2018
Robyn Jones	56	Vice Chairman, Director	2018
Peter Lane(1)(2)	54	Director	2018
Mark Miller(1)(2)	54	Director	2018
James Reid(1)	56	Director	2018

(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Mark E. Jones has served as Chief Executive Officer since co-founding the company in 2003 and Chairman of the board of directors since the board of directors was established in March 2018. Mr. Jones has led the strategic development and execution of all aspects of our business since inception. Prior to leading Goosehead, he spent from 1991 to 2004 at Bain & Company, the global consulting firm, most recently as a senior partner and director. At Bain, Mr. Jones consulted with CEOs and senior executives across a wide range of industries—including the insurance industry—primarily focused on growth strategies, mergers and acquisitions, and profit improvement programs. In addition to his client responsibilities, he served as Bain’s Global Head of Recruiting for several years. He began his professional career at Ernst & Young in Calgary, Canada from 1985 to 1989. He earned a Bachelor of Commerce degree from the University of Alberta in 1985 and an MBA from Harvard Business School in 1991. Mr. Jones was selected to our board of directors because of his role as a co-founder of the company, the Jones family’s position as our largest shareholder, and because of his expertise in strategy development and execution, leadership and finance.

Robyn Jones is the co-founder of Goosehead and has served as a Director and Vice Chairman of the board of directors since March 2018. Ms. Jones manages our physical facilities, is actively involved in our Recruiting program and leads our Women’s Professional Development Program. She was selected to our board of directors because of her role in founding the company, the Jones family’s position as our largest shareholder and her unique role in establishing and maintaining our company culture. She is also the grandmother of the company’s namesake, Lucy “Goosehead” Langston.

Peter Lane has served as a member of our board of directors since March 2018. Mr. Lane previously served as Chief Executive Officer of Axip Energy Services LP (“Axip”), formerly known as Valerus, an oilfield services company headquartered in Houston, Texas, from 2010 to 2016. Prior to joining Axip, Mr. Lane was an Operating Partner with TPG Global, LLC (“TPG”) from 2009 to 2011. Before TPG, Mr. Lane spent 12 years at Bain & Company, where he led the Dallas and Mexico City offices as well as the oil and gas practice. He became a Partner at Bain in 2003. Mr. Lane has served on the boards of Petro Harvester since 2011, Taylor Morrison Homes since 2012, FleetPride since 2016 and has been a senior advisor to Altamont Capital Partners since 2017. Mr. Lane holds a BS in physics from the University of Birmingham in the United Kingdom and an MBA from the Wharton School. Mr. Lane was selected to our board of directors because he brings extensive experience in business operations, finance and corporate governance.

Mark Miller has served as a member of our board of directors since March 2018. Mr. Miller left Marketo on March 31, 2019, and he will be the Chief Financial Officer for Finastra in May 2019. At Marketo, Mr. Miller led the company’s Finance, Accounting and Tax functions, as well as the company’s Human Resources and Corporate Facilities areas. He joined Marketo in April 2017 after the company was taken private by Vista Equity Partners. Prior to Marketo, Mr. Miller was the CFO of Active Network from 2014 to 2016 and the CFO of L.H.P. Hospital Group in 2013 and 2014. Mr. Miller spent 18 years with Sabre Holdings where he held multiple operating and finance positions and was instrumental in the company’s initial IPO and its subsequent $5 billion privatization transaction. He was Sabre’s CFO from 2010 to 2013. Early in his career, Mr. Miller worked for Ernst and Young, LTV Corporation, and Hertz Corporation. Mr. Miller has an Accounting degree from Texas Tech University and an MBA in Finance from Rice University. He is a licensed Certified Public Accountant in the state of Texas. Mr. Miller was selected to our board of directors because he brings extensive experience in business operations, finance and accounting.

James Reid has served as a member of our board of directors since March 2018. Mr. Reid has served as Chairman, Chief Executive Officer and President of Higginbotham Insurance Agency, Inc. (“Higginbotham”) since 1989, where he implemented the firm’s Single Source platform whereby customers can obtain all of their insurance and financial services from a single provider. Under Mr. Reid’s leadership, Higginbotham has become a leading independent commercial insurance broker based in Texas, one with full P&C and financial service capabilities through more than 25 offices and subsidiaries across Texas. He is also Higginbotham’s top commercial P&C sales producer. Mr. Reid began his insurance career in 1983 as an assistant to the principals of Ramey, King, & Minnis Insurance Agency. In 1984, he joined American General Fire & Casualty Company as a territorial marketing manager before joining Higginbotham in 1986. Mr. Reid is a member of several insurance industry groups, including Independent Insurance Agents of Texas and the Council of Insurance Agents and Brokers. He serves as Chairman of the Finance and Facilities Committee and as a member of the Audit Committee on the Board of Regents of the University of North Texas System. Mr. Reid holds a BS in Business Administration/Insurance from the University of North Texas and he is a Certified Insurance Counselor. Mr. Reid was selected to our board of directors because he brings extensive experience in business operations and in the insurance industry.

The board of directors unanimously recommends that you vote FOR the election of each nominee listed above to serve as Director until the next Annual Meeting or until his or her successor is duly elected and qualified.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 and is seeking ratification of this selection by our stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended December 31, 2017. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our stockholders.
Audit and Non-Audit Services
The following table provides information regarding the fees incurred to Deloitte & Touche LLP during the years ended December 31, 2018 and 2017. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$471,821	$715,390
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$471,821	$715,390
(1)Audit Fees of Deloitte & Touche LLP for 2018 and 2017 were for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” No such services were incurred in 2018 or 2017.
(3)Tax Fees consist of fees for tax compliance, tax advice and tax planning. No such services were incurred in 2018 or 2017.
(4)All Other Fees include any fees billed that are not audit, audit-related or tax fees. No such services were incurred in 2018 or 2017.

Audit Committee Pre-Approval Policies and Procedures
Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. The audit committee may delegate authority to one or more of the members of the audit committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The audit committee pre-approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for the fiscal years 2018 and 2017 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

The board of directors unanimously recommends that you vote FOR this Proposal No. 2.

PROPOSAL NO. 3
AMENDMENT AND RESTATEMENT OF THE COMPANY’S OMNIBUS INCENTIVE PLAN

Our board of directors unanimously recommends that our shareholders approve the amendment and restatement of the Company’s Omnibus Incentive Plan (the “Plan”) to increase the number of shares available for issuance under the Plan and to modify certain terms of the Plan to better align with Company strategy. Specifically, if approved by our shareholders, the Plan will be amended and restated as follows:

•	The number of shares of our Class A common stock available for issuance under the Plan will increase from 1,500,000 shares to 3,000,000 shares.

•
The evergreen provision of the Plan will be modified such that the total number of shares available for issuance under the Plan will be increased on the first day of each fiscal year following the effective date of the Plan in an amount equal to (i) 500,000 shares or (ii) such number of shares as determined by our board of directors in its discretion not to exceed 1,500,000 shares. The Plan currently provides that such increase will be in an amount equal to the least of clause (i) above, such number of shares as determined by our board of directors in its discretion and 1% of outstanding shares on the last day of the immediately preceding fiscal year.

In connection with the amendment and restatement of the Plan, our board of directors and Compensation Committee carefully considered our anticipated future equity needs, as a rapidly growing company. Our board of directors believes that it is desirable to modify the Plan’s share reserve and evergreen provision so that we can continue to meet the goals of our equity incentive program of attracting, retaining and motivating our top employees and linking their interests with those of our shareholders. If the proposed amendment and restatement to modify the Plan’s share reserve and evergreen provision is not approved by our shareholders, we will be unable to maintain our current equity grant practices, and therefore we will be at a significant competitive disadvantage in attracting and retaining talent. We will also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our employees with those of our shareholders as effectively as equity incentive awards.
Summary of the Plan
The following is a summary of the principal features of the Plan, as amended and restated. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Plan. A copy of the Plan is included with this Proxy Statement as Annex A.
Purpose. The purpose of the Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders.
Shares available. Subject to adjustment, the Plan permits us to make awards of 3,000,000 shares of our Class A common stock. Additionally, the number of shares of our common stock reserved for issuance under the Plan will increase automatically on the first day of each fiscal year following the effective date of the Plan, by (i) 500,000 shares or (ii) such number of shares as determined by our board of directors not to exceed 1,500,000 shares. If any award issued under the Plan is cancelled, forfeited, or terminates or expires unexercised, such shares may again be issued under the Plan. In the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, issuance of common stock pursuant to the anti-dilution provisions of any securities, or other similar event, the Plan Administrator shall adjust equitably any or all of (i) the number and type of shares which thereafter may be made the subject of awards, (ii) the number and type of shares subject to outstanding awards and (iii) the grant, purchase, exercise or hurdle price of awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Administration. Our board of directors or, to the extent authority is delegated by our board of directors, our Compensation Committee or other committee (in either event, the “Plan Administrator”) will administer the Plan and determine the following items:

•	select the participants to whom awards may be granted;

•	determine the type or types of awards to be granted under the Plan;

•	determine the number of shares to be covered by awards;

•	determine the terms and conditions of any award;

•
determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

•	approve the form of award agreements, amend or modify outstanding awards or award agreements;

•	correct any defect, supply any omission and reconcile any inconsistency in the Plan or any award, in the manner and to the extent it will deem desirable to carry the Plan into effect;

•	construe and interpret the terms of the Plan, any award agreement and any agreement related to any award; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the Plan.
To the extent not inconsistent with applicable law, the Plan Administrator may delegate to one or more of our officers some or all of the authority under the Plan, including the authority to grant all types of awards authorized under the Plan.
Eligibility. Generally, all of our employees and all employees of our subsidiaries, our board of directors and certain other individuals who perform services for us or any of our subsidiaries will be eligible to receive awards. As of April 3, 2019, there were approximately 450 employees eligible to receive awards under the Plan. Our current intent is to limit the granting of awards under the Plan to senior employees and directors. The basis for participation in the Plan is the Plan Administrator’s decision, in its sole discretion, that an award to an eligible participant will further the Plan’s purpose.
Forms of awards. Awards under the Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights (“SARs”), (iii) restricted stock awards, (iv) restricted stock unit awards, (v) performance awards, (vi) other cash-based awards and (vii) other stock-based awards. Such awards may be for partial-year, annual or multi-year periods.

•
Stock options. Options are rights to purchase a specified number of shares of our common stock at a price fixed by our Plan Administrator, but not less than fair market value on the date of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as our Plan Administrator will determine. Our Plan Administrator will have the authority to determine the method and form by with options are to be exercised. Options intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") may not be granted to any person who is not an employee of us or any parent or subsidiary, as defined in Section 424 of the Code. All incentive stock options must be granted within ten years of the date the Plan is approved by our Plan Administrator. As of April 3, 2019, the closing price per share underlying options under the Plan was $28.00.

•
SARs. A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of our common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of common stock with respect to which the SAR is exercised. Our Plan Administrator will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, common stock or a combination of cash and common stock.

•
Restricted stock. Restricted stock awards provide for a specified number of shares of our common stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by our Plan Administrator. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a shareholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that our Plan Administrator may determine that distributions with respect to shares of common stock will be deposited with us and will be subject to the same restrictions as the shares of common stock with respect to which such distribution was made.

•
RSUs. A restricted stock unit award is a right to receive a specified number of shares of our common stock (or the fair market value thereof in cash, or any combination of our common stock and cash, as determined by our Plan Administrator), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Plan Administrator, consistent with the terms of the Plan. The restricted stock unit award agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of our common stock subject to the award. Prior to the settlement of a restricted stock unit award in our common stock, the award recipient will have no rights as a shareholder of us with respect to our common stock subject to the award.

•
Performance awards. Performance awards are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by our Plan Administrator. Performance periods can be partial-year, annual or multi-year periods, as determined by our Plan Administrator. Payment may be made in the form of cash, common stock, restricted stock, restricted stock units, other awards, or a combination thereof, as specified by our Plan Administrator.

•
Other cash-based awards. Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. Our Plan Administrator may establish the terms and provisions, including performance objectives, for any annual incentive award. The Plan Administrator may also grant any shorter- or longer-term cash-based award.

•
Other stock-based awards. Our Plan Administrator has the discretion to grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Plan, as the Plan Administrator may determine.
No repricing. Except as provided in the adjustment provision of the Plan, no action will directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant thereof without approval of our shareholders.

Director pay cap. Subject to the adjustment provision of the Plan, an individual who is a non-employee director may not receive under the Plan in any calendar year (i) options, SARs, restricted stock, RSUs, performance awards denominated in shares and other stock-based awards with a fair market value as of the grant date of more than $500,000 and (ii) performance awards denominated in cash and other cash-based awards which relate to more than $250,000.
Termination of service and change of control. The Plan Administrator will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle, be paid or be forfeited. In the event of a change in control, except as otherwise provided in the applicable award agreement, the Plan Administrator may provide for:

•	continuation or assumption of outstanding awards under the Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

•
substitution or replacement of outstanding awards by the surviving corporation or its parent with cash, securities, rights or other property with substantially the same terms and value as such outstanding awards;

•
acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards upon (i) the individual’s involuntary termination of service (including termination by us without cause or by the individual for good reason) following such change in control or (ii) the failure of the surviving corporation or its parent to continue or assume such outstanding awards;

•	determination of the level of attainment of the applicable performance condition or conditions in the case of a performance award; and

•	cancellation of outstanding awards under the Plan in exchange for a payment of cash, securities, rights and/or other property equal to the value of such outstanding award.
Amendment and termination. Our board of directors may amend, alter, suspend, discontinue or terminate the Plan. The Plan Administrator may also amend the Plan or create sub-plans. However, subject to the adjustment and change of control provisions of the Plan, any such action that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except to the extent that such action is taken to cause the Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or to impose any “clawback” or recoupment provisions on any outstanding awards in accordance with the Plan.

U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Plan under federal, state, local and other applicable laws.
Non-Qualified Stock Options. A non-qualified stock option or “NSO” is an option that does not meet the requirements of Section 422 of the Code. A participant will not have taxable income when granted an NSO. When a participant exercises an NSO, he or she will have taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. A participant’s tax basis in shares acquired on exercise of the NSO will be increased by the amount of such taxable income. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that a participant recognizes. When a participant sells the shares acquired on exercise, the participant will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
Incentive Stock Options. An incentive stock option or “ISO” is an option that meets the requirements of Section 422 of the Code. A participant will not have taxable income when granted an ISO or when exercising an ISO. If a participant exercises an ISO and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares will be taxable as long-term capital gain. However, even though a participant will not have taxable income when exercising an ISO, the exercise of an ISO is taken into account for purposes of determining whether the participant has any alternative minimum tax liability (described below). The Company will not be entitled to any corresponding tax deduction.
If a participant disposes of the shares received upon exercise of an ISO within the one-year or two-year periods described above, it will be considered a “disqualifying disposition.” Under such circumstances, the participant generally will realize ordinary income in the year of the disposition, and the Company generally will be entitled to a corresponding deduction. The amounts of the participant’s ordinary income and the Company’s deduction will equal the excess of the lesser of the amount, if any, realized on the disposition and the fair market value of the shares on the exercise date over the aggregate exercise price of the ISO. Any additional gain or loss that the participant realizes on the disposition will be long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
If a participant exercises an ISO more than three months after the participant’s employment with the Company terminates, the option will be treated as a non-qualified stock option for federal income tax purposes. If a participant is disabled and terminates employment because of his or her disability, the three-month period is extended to one year. The three-month period does not apply in the case of a participant’s death.
SARs. A participant does not recognize income at the time a SAR is granted. A participant will recognize income at the time cash or stock representing the amount of the appreciation is transferred to the participant pursuant to exercise of a SAR. The amount of income will equal the amount of cash or fair market value of shares paid or transferred to the participant and will be ordinary income. The Company will receive a corresponding income tax deduction for amounts taxed to the participant as compensation.
RSUs. A participant will not realize taxable income at the time of grant of RSUs. A participant will recognize ordinary income equal to the fair market value of the RSUs at the time of the settlement of the award. The Company will withhold any Federal Insurance Contributions Act (“FICA”) taxes due in respect of the RSUs in the year the RSUs vest based on the fair market value of the shares and/or cash underlying such award on the vesting date. Upon a subsequent sale or exchange of the shares, any gain or loss recognized in the sale or exchange is treated as a capital gain or loss (short-term or long-term depending on the applicable holding period).
Restricted Stock. A participant will not recognize any income upon the receipt of unvested shares or restricted stock unless the participant elects under Section 83(b) of the Code, within 30 days after receipt of the shares, to recognize ordinary income in an amount equal to the fair market value of the shares at the time of receipt, less any amount paid for the shares. A participant who makes the election will not be allowed a deduction for the value of any shares subsequently forfeited. A participant who does not make the election generally will recognize ordinary income on the date of the lapse of the restrictions applicable to the shares, which may be at the time of grant, in an amount equal to the fair market value of the shares on such date, less any amount paid for the shares. The Company will withhold any FICA taxes due in respect of the shares in the year the restrictions applicable to the shares lapse, based on the fair market value of the shares on the vesting date, unless the participant elects under Section 83(b) of the Code, in which case the Company will withhold any FICA taxes due in respect of the shares in the year of grant based on the fair market value of the shares on the grant date.

Generally, upon a sale or other disposition of restricted stock with respect to which a participant has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions previously lapsed), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the basis in such shares. Such gain or loss will be long-term capital gain or loss if the participant holds such shares for more than one year.
Registration with the SEC
If our shareholders approve the amendment and restatement of the Plan, we plan to file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the additional shares available for issuance under the Plan.
New Plan Benefits
A new plan benefits table for the amended and restated Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the amended and restated Plan if the amended and restated Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the amended and restated Plan will be made at the Plan Administrator’s discretion, subject to the terms of the amended and restated Plan. Therefore, the benefits and amounts that will be received or allocated under the amended and restated Plan are not determinable at this time. However, please refer to the 2018 Summary Compensation Table in this Proxy Statement which sets forth certain information regarding awards granted to our NEOs during the last completed fiscal year.
Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock underlying options that have been granted under the Plan through January 2, 2019.

Name and Position(1)	Number of Shares Underlying Options
Mark E. Jones, Chief Executive Officer and Chairman	320,000
Mark S. Colby, Chief Financial Officer	120,000
Michael C. Colby, President and Chief Operating Officer	160,000
P. Ryan Langston, Vice President and General Counsel	120,000
All current executive officers as a group	720,000
All current directors who are not executive officers as a group	364,866
Each nominee for election as a director	684,866(2)
Each associate of any directors, executive officers or director nominees	320,000(3)
Each other person who received or is to receive 5 percent of such options	--
All employees, including all current officers who are not executive officers, as a group	615,000

(1)	We only have four executive officers. Therefore, we have only listed our two most highly compensated executive officers other than Mark E. Jones and Mark Colby.
(2)	This amount represents options granted to Messrs. Jones, Lane, Miller and Reid.
(3)	This amount represents options granted to Mark E. Jones, who is married to Robyn Jones.

Equity Compensation Plan Information
The following table presents certain information with respect to our equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)(2)	1,649,866	(3)	$10.00	14,557	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	1,649,866		$10.00	14,557

(1)	This includes the Plan and the Goosehead Insurance, Inc. Employee Stock Purchase Plan (the “ESPP”).
(2)
The Plan currently contains an evergreen provision, pursuant to which the number of shares available for issuance under the Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 500,000 shares of common stock, (ii) 1% of outstanding shares on the last day of the immediately preceding fiscal year and (iii) such number of shares as determined by our board of directors in its discretion. The ESPP contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance under the ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 50,000 shares of common stock, (ii) 1% of the shares authorized on the effective date of the ESPP and (iii) such number of shares as determined by our board of directors in its discretion; provided that the maximum number of shares that may be issued under the ESPP in any event shall be 200,000 shares of common stock.

(3)	This amount represents shares to be issued upon exercise of outstanding stock options.
(4)	This represents 14,557 shares available for future issuance under the ESPP, which allows eligible employees to purchase shares of common stock with accumulated payroll deductions.
Vote Required
The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this Proposal No. 3 (excluding broker non-votes, which will not affect the outcome of the vote). Abstentions shall be treated as votes cast “AGAINST” this Proposal No. 3.
Shareholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve an amendment and restatement of the Goosehead Insurance, Inc. Omnibus Incentive Plan (including (a) an increase in the aggregate number of shares authorized for issuance thereunder by 1,500,000 common shares and (b) modification of the evergreen provision of the plan such that the total number of shares available for issuance under the plan will be increased on the first day of each fiscal year following the effective date of the plan in an amount equal to (i) 500,000 shares or (ii) such number of shares as determined by our board of directors in its discretion not to exceed 1,500,000 shares).”
The board of directors unanimously recommends that you vote FOR this Proposal No. 3.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Goosehead Insurance, Inc. (“Goosehead”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of Goosehead’s board of directors. The audit committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Goosehead’s investor relations website at https://ir.gooseheadinsurance.com/governance/documents-and-charters. Management has the primary responsibility for Goosehead’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Goosehead’s audited financial statements as of and for the year ended December 31, 2018.

The audit committee has discussed with Deloitte & Touche LLP, Goosehead’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee discussed Deloitte & Touche LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB from Deloitte & Touche LLP. Finally, the audit committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP’s audit of Goosehead’s financial statements.

Based on these reviews and discussions, the audit committee has recommended to Goosehead’s board of directors that its audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The audit committee also has engaged Deloitte & Touche LLP as Goosehead’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and is seeking ratification of this selection by the stockholders.

Audit Committee
Mark Miller, Chairman
Peter Lane
James Reid

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board Structure

Our board of directors consists of five directors. Peter Lane, Mark Miller and James Reid qualify as independent directors under the applicable corporate governance standards of the Nasdaq Global Market.

In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than eleven persons. Our board of directors will consist of a majority of independent directors within the meaning of the applicable rules of the SEC and Nasdaq.

Our independent directors appointed Peter Lane to serve as a “lead independent director,” whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication.

Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock. Following the time when the Majority Ownership Requirement is no longer met, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our code of business conduct and ethics policy will be available on our website at https://ir.gooseheadinsurance.com/governance/documents-and-charters. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Global Market. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Controlled Company Exception

As of the date of this Proxy Statement, Mark E. Jones and Robyn Jones, in the aggregate, had more than 50% of the combined voting power for the election of directors. As a result, we are a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We intend to rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. We currently do not, and do not intend to, have a nominating and corporate governance committee or an entirely independent compensation committee. We do not intend to rely on the exemption to the requirement that a majority of our directors be “independent” as defined in the Nasdaq rules. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on the Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.

Board Committees

Our board of directors consists of two standing committees: a fully independent Audit Committee and a Compensation Committee with a majority of independent directors. The following is a brief description of our committees.

Audit committee

Our Audit Committee consists of Peter Lane, Mark Miller and James Reid. Mark Miller is the chairman of our Audit Committee. The board of directors has determined that Mark Miller qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the current listing standards of the Nasdaq Global Market. We believe that our Audit Committee complies with the applicable requirements of the Nasdaq Global Market. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee

Our Compensation Committee consists of Mark E. Jones, Peter Lane and Mark Miller. Peter Lane is the chairman of our Compensation Committee. A majority of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq Global Market listing standards. We intend to continue to avail ourselves of the “controlled company” exception under the Nasdaq rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of the executive officers employed by us;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.
Our Compensation Committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Goosehead’s investor relations website at https://ir.gooseheadinsurance.com/governance/documents-and-charters.

Mark E. Jones may not be present during voting or deliberations related to, and will continue to recuse himself from voting on, his own compensation. Our Compensation Committee may delegate its authority to subcommittees or to Mr. Lane, as the chairman of our Compensation Committee, when it deems it appropriate and in our best interests. In addition, our Compensation Committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any of our officers who are not subject to Section 16 of the Exchange Act under our incentive-based compensation or other equity-based plans as our Compensation Committee deems appropriate and in accordance with the terms of such plan.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2018, the board of directors met three times, the compensation committee met one time, and the audit committee met three times. Each board member attended 100% of the aggregate of the meetings of the board of directors and of the committees on which he or she served. We encourage all our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the board of directors or any specified individual director, they should send their correspondence to the attention of our General Counsel, at 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262. The General Counsel will forward the communication to the relative directors or the board as a whole.

Compensation Committee Interlocks and Insider Participation

Our chief executive officer and chairman, Mark E. Jones, is a member of our Compensation Committee. None of our executive officers currently serves, or in the past fiscal year has served, as a member of a compensation committee (or other committee performing that function) of any other entity that has an executive officer serving as a member of our board of directors.

Director and Officer Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

DIRECTOR COMPENSATION

Our non-employee directors are compensated in the form of stock option grants made every three years pursuant to our Omnibus Incentive Plan. The first of these grants was made in connection with our IPO, in which each of our non-employee directors received a grant of 121,622 stock options, with such options vesting in 12 equal quarterly installments over the three-year period following the grant date, subject to the director’s continued service through each applicable vesting date. Members of our board of directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses. We do not provide directors who are our employees with additional compensation for their service as directors.

The following table sets forth information for the year ended December 31, 2018 regarding the compensation paid to or accrued by our non-employee directors.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Peter Lane	—	360,000	360,000
Mark Miller	—	360,000	360,000
James Reid	—	360,000	360,000

(1)
The amounts shown reflect the aggregate grant date fair value of the option grants described above, computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these options are set forth in Note 12 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	As of December 31, 2018, each of Messrs. Lane, Miller and Reid had 121,622 options outstanding.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers, including their ages as of April 3, 2019.

Name	Age	Position
Mark E. Jones	57	Chairman, Director and Chief Executive Officer
Michael C. Colby	37	President and Chief Operating Officer
Mark S. Colby	34	Chief Financial Officer
P. Ryan Langston	37	Vice President and General Counsel

Mark E. Jones’ biography is provided above in Proposal No. 1 of the Proxy Statement.

Michael C. Colby has served as President and Chief Operating Officer of the company since January 2016, leading the operations of the business, including the corporate and franchise insurance revenue channels, franchise sales, the client service centers, recruiting, technology, Carrier relations and training. Mr. Colby joined the company in 2006 as the Controller, was promoted to Vice President of Finance in 2008, and in 2010 to Senior Vice President and Chief Financial Officer. In 2011, Mr. Colby was also appointed Chief Operating Officer of the newly formed franchise business, and in 2014 was named Executive Vice President and Chief Operating Officer of the combined corporate and franchise businesses. He began his professional career at KPMG in their audit practice. He earned a BBA in Accounting and a MS in Finance at Texas A&M University in College Station, Texas in 2004.

Mark S. Colby has served as Chief Financial Officer since 2016. Mr. Colby joined Goosehead in 2012 as Manager of Strategic Initiatives, where he worked on Information Systems platform development and migration, real estate planning, and business diversification initiatives. Since his promotion to Vice President of Finance in 2015, Mr. Colby has overseen Goosehead’s internal and external financial reporting, budgeting and forecasting, payroll/401(k) administration, treasury function, and Quality Control/Risk Management department. Prior to joining Goosehead Insurance full-time, Mr. Colby worked in Ernst & Young’s Transaction Advisory Services and Audit service lines from 2009 to 2012. He graduated cum laude from Texas A&M University in 2009 with a BBA in Accounting and a MS in Finance and is a Certified Public Accountant.

P. Ryan Langston has served as Vice President and General Counsel of the company since 2014. Mr. Langston is involved in the strategic development of company policy and oversees all legal activity in both the Corporate Channel and the Franchise Channel. He is responsible for ensuring regulatory compliance and directs the company’s real estate expansion. Prior to joining the company, Mr. Langston was an attorney with Strasburger & Price, LLP, where he represented Goosehead and other businesses in commercial litigation and arbitration involving business dissolutions, consumer financial disputes, theft of trade secrets, enforcement of noncompetition agreements and breach of contracts. Mr. Langston earned his JD from the University of Texas School of Law in 2009 and his BA degree from Brigham Young University in 2006.

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or accrued by our principal executive officer and our two other most highly compensated executive officers (our “named executive officers,” or “NEOs”) during our fiscal year ended December 31, 2018. All numbers are rounded to the nearest dollar.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(3)(4)	Total ($)
Mark E. Jones, Chief Executive Officer and Chairman	2018	1,350,000	—	—	1,014,400	—	—	13,590	2,377,990
	2017	1,200,000	—	—	—	—	—	13,090	1,213,090
Michael C. Colby, President and Chief Operating Officer	2018	360,209	—	—	507,200	360,000	—	102,138	1,329,547
	2017	330,000	—	—	—	297,000	—	1,279,293	1,906,293
Mark S. Colby, Chief Financial Officer	2018	225,000	—	—	380,400	135,000	—	22,184	762,584
	2017	180,000	—	—	—	120,000	—	165,885	465,885

(1)
The amounts shown reflect the aggregate grant date fair value of options granted under our Omnibus Incentive Plan to purchase our common stock, computed in accordance with FASB ASC Topic 718. Any estimated forfeitures are excluded from the values reported in this table. The assumptions used in the valuation of these options are set forth in Note 12 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
The amounts shown for 2018 reflect bonuses paid to Michael Colby and Mark Colby for services completed in 2018, and the amounts shown for 2017 reflect bonuses paid to Michael Colby and Mark Colby for services completed in 2017.

(3)
For 2018, the amounts shown include (i) 401(k) plan matching contributions ($8,250) for each of our NEOs, (ii) healthcare benefits for Mark E. Jones ($5,000), Michael Colby ($4,250), and Mark Colby ($4,500), (iii) long-term disability benefits for Mark E. Jones ($340), Michael Colby ($240) and Mark Colby ($234) and (iv) tax distributions to Michael Colby ($89,398) and Mark Colby ($9,200) in respect of their then equity holdings in Goosehead Financial, LLC, Goosehead Management, LLC, Texas Wasatch Insurance Holdings Group, LLC and/or Texas Wasatch Insurance Partners, LP. Because these equity holdings were perpetually unvested (meaning they were forfeitable upon a termination of employment) and because the tax distributions in respect of these holdings were non-forfeitable, pursuant to FASB ASC Topic 718, we recognized compensation expense for the tax distributions made in respect of these holdings rather than recognizing compensation expense at the grant of these holdings. The amounts shown do not reflect compensation expense incurred in connection with the vesting of our NEOs’ equity holdings in Goosehead Financial, LLC, Goosehead Management, LLC, Texas Wasatch Insurance Holdings Group, LLC, and/or Texas Wasatch Insurance Partners, LP that occurred immediately prior to our IPO. For more information, please see “Certain Relationships and Related Party Transactions.”

(4)
For 2017, the amounts shown include (i) 401(k) plan matching contributions for Mark E. Jones ($7,950), Michael Colby($7,950), and Mark Colby ($7,350); (ii) healthcare benefits for Mark E. Jones ($4,500), Michael Colby ($3,750), and Mark Colby ($4,500) (iii) long-term disability benefits for Mark E. Jones ($640), Michael Colby ($380), and Mark Colby ($290); (iv) forgiveness of a loan made to Michael Colby ($16,927) and (v) distributions paid to Michael Colby ($1,250,286) and Mark Colby ($153,745) in respect of their then equity holdings in Goosehead Financial, LLC, Goosehead Management, LLC, Texas Wasatch Insurance Holdings Group, LLC and/or Texas Wasatch Insurance Partners, LP. Because these equity holdings were perpetually unvested (meaning they were forfeitable upon a termination of employment) and because the distributions in respect of these holdings were non-forfeitable, pursuant to FASB ASC Topic 718, we recognized compensation expense for the distributions made in respect of these holdings rather than recognizing compensation expense at the grant of these holdings.

Narrative disclosure to summary compensation table

We have not entered into employment agreements or offer letters with our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2018.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Mark E. Jones	320,000	10.00	4/26/2028
Michael C. Colby	160,000	10.00	4/26/2028
Mark S. Colby	120,000	10.00	4/26/2028

(1)
The amounts shown represent options that were granted in 2018. See “Executive Compensation—2018 Summary Compensation Table.” These options vest and become exercisable in three equal installments on each of April 26, 2020, April 26, 2021 and April 26, 2022, subject to the executive officer’s continued employment through each applicable vesting date.

Pension Benefits

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2018.

Our named executive officers participate in a defined contribution plan sponsored by Texas Wasatch Insurance Services, L.P. (the “401(k) plan”).

Under the 401(k) plan, Texas Wasatch Insurance Services, L.P. discretionarily matches a participant’s contributions (including for our named executive officers). Participants become vested in these matching contributions ratably over four years.

Termination and Change In Control Benefits

There were no plans or agreements providing severance or change in control benefits for which our named executive officers were eligible in 2018.

Equity Compensation Plans

Goosehead Insurance, Inc. Omnibus Incentive Plan

In connection with our IPO, we adopted, and received shareholder approval for, the Company’s Omnibus Incentive Plan (as previously defined, the “Plan”). The purpose of the Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. The Plan provides for the grant of nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, other cash-based awards and other stock-based awards. In connection with our IPO, each of our named executive officers and directors received stock option grants. We anticipate that we will continue to use equity awards as an integral part of our executive compensation program.

In connection with Proposal No. 3 of this Proxy Statement, we are asking shareholders to vote to approve the amendment and restatement of the Plan. For further information regarding this proposed amendment and restatement, please see Proposal No. 3.

Goosehead Insurance, Inc. Employee Stock Purchase Plan

In connection with our IPO, we adopted, and received shareholder approval for, the Company’s Employee Stock Purchase Plan (the “ESPP”). The ESPP permits participating employees to purchase shares of our common stock through payroll deductions in an amount equal to at least 1%, but not more than 5% of the employee’s compensation. The purchase price of the shares of our common stock will be not less than 95% (or such greater percentage as designated by our board of directors or a committee designated by our board of directors) of the fair market value of our common stock on the date of purchase. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. In fiscal year 2018, none of our named executive officers participated in the ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during 2018 to which we were a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive compensation.”

Reorganization Agreement

In connection with our initial public offering, we entered into a reorganization agreement and related agreements with Goosehead Financial, LLC and each of the Pre-IPO LLC Members, which affected certain reorganization transactions.

The table below sets forth the consideration in limited liability company units of Goosehead Financial, LLC (“LLC Units”) and Class B common stock received by our directors, officers and 5% equity holders in the reorganization transactions:

Name	Class B common stock and LLC Units issued in the reorganization transactions
Mark E. Jones(1)	15,555,441
Robyn Jones(1)	15,555,441
Michael C. Colby(2)	1,887,191
Mark Colby	107,164
Ryan Langston(3)	605,721
(1)Includes 15,190,743 shares issued to immediate family members, or trusts associated therewith.
(2)Includes 858,166 shares issued to immediate family members, or trusts associated therewith.
(3)Includes 498,557 shares issued to immediate family members, or trusts associated therewith.

Amended and Restated Goosehead Financial, LLC Agreement

In connection with the reorganization transactions, we, Goosehead Financial, LLC and each of the Pre-IPO LLC Members entered into an amended and restated Goosehead Financial, LLC agreement. Following the reorganization transactions, and in accordance with the terms of the amended and restated Goosehead Financial, LLC agreement, we operate our business through Goosehead Financial, LLC. Pursuant to the terms of the amended and restated Goosehead Financial, LLC agreement, so long as the Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Goosehead Financial, LLC or own any assets other than securities of Goosehead Financial, LLC and/or any cash or other property or assets distributed by or otherwise received from Goosehead Financial, LLC, unless we determine in good faith that such actions or ownership are in the best interest of Goosehead Financial, LLC.

As the sole managing member of Goosehead Financial, LLC, we have control over all of the affairs and decision making of Goosehead Financial, LLC. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Goosehead Financial, LLC and the day-to-day management of Goosehead Financial, LLC’s business. We will fund any dividends to our stockholders by causing Goosehead Financial, LLC to make distributions to the Pre-IPO LLC Members and us, subject to the limitations imposed by our Credit Agreement.

The holders of LLC Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Goosehead Financial, LLC. Net profits and net losses of Goosehead Financial, LLC are generally allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments are made to reflect tax depreciation, amortization and other allocations. The amended and restated Goosehead Financial, LLC agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Goosehead Financial, LLC that is allocated to them. Generally, these tax distributions are computed based on Goosehead Financial, LLC’s estimate of the net taxable income of Goosehead Financial, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Texas (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Goosehead Financial, LLC and Goosehead Financial, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a Pre-IPO LLC Member upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such Pre-IPO LLC Member (in which case such net proceeds shall instead be transferred to the selling Pre-IPO LLC Member as consideration for such purchase, and Goosehead Financial, LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) Goosehead Financial, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Goosehead Financial, LLC issue any additional LLC Units to the Pre-IPO LLC Members, we will issue an equal number of shares of our Class B common stock to such Pre-IPO LLC Members. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, Goosehead Financial, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, Goosehead Financial, LLC will not affect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not affect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the amended and restated Goosehead Financial, LLC agreement, the Pre-IPO LLC Members have the right (subject to the terms of the amended and restated Goosehead Financial, LLC agreement), to require Goosehead Financial, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the Pre-IPO LLC Member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Goosehead Financial, LLC for cancellation. The amended and restated Goosehead Financial, LLC agreement requires that we contribute cash or shares of our Class A common stock to Goosehead Financial, LLC in exchange for an amount of newly-issued LLC Units in Goosehead Financial, LLC that will be issued to us equal to the number of LLC Units redeemed from the Pre-IPO LLC Members. Goosehead Financial, LLC will then distribute the cash or shares of our Class A common stock to such Pre-IPO LLC Member to complete the redemption. In the event of a redemption request by a Pre-IPO LLC Member, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-

for-one basis if we, at the election of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the amended and restated Goosehead Financial, LLC agreement.

The amended and restated Goosehead Financial, LLC agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the Pre-IPO LLC Members will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the Pre-IPO LLC Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the Pre-IPO LLC Members may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, Goosehead Financial, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Goosehead Financial, LLC’s business or affairs or the amended and restated Goosehead Financial, LLC agreement or any related document.

Goosehead Financial, LLC may be dissolved upon (i) the determination by us to dissolve Goosehead Financial, LLC or (ii) any other event which would cause the dissolution of Goosehead Financial, LLC under the Delaware Limited Liability Company Act, unless Goosehead Financial, LLC is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Goosehead Financial, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Goosehead Financial, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

Future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and corresponding number of shares of Class B common stock for shares of our Class A common stock are expected to result in tax basis adjustments to the assets of Goosehead Financial, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We entered into a tax receivable agreement with the Pre-IPO LLC Members that provides for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Goosehead Financial, LLC’s assets resulting from (a) the acquisition of LLC Units using the net proceeds from any future offering, (b) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or (c) payments under the tax receivable agreement, and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreement.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending on a number of factors, including, but not limited to, the timing of any future redemptions, exchanges or purchases of the LLC Units held by Pre-IPO LLC Members, the price of our Class A common stock at the time of the purchase, redemption or exchange, the extent to which redemptions or exchanges are taxable, the amount and timing of the taxable income that we generate in the future, the tax rates then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Goosehead Financial, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, assuming (i) that the Pre-IPO LLC Members redeemed or exchanged all of their LLC units immediately after the completion of our initial public offering, (ii) no material changes in relevant tax law, and (iii) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the tax receivable agreement, based on the initial public offering price of $10.00 per share of our Class A common stock, we expect that the tax savings we would be deemed to realize would aggregate approximately $85 million over the 15-year period from the assumed date of such redemption or exchange, and over such period we would be required to pay the Pre-IPO LLC Members 85% of such amount, or approximately $72 million, over such period. The actual amounts we may be required to pay under the tax receivable agreement may materially differ from these hypothetical amounts, as potential future tax savings we will be deemed to realize, and tax receivable agreement payments by us, will be calculated based in part on the market value of our Class A common stock at the time of redemption or exchange and the prevailing federal tax rates applicable to us over the life of the tax receivable agreement (as well as the assumed combined state and local tax rate), and will generally be dependent on us generating sufficient future taxable income to realize all of these tax savings (subject to the exceptions described below). Payments under the tax receivable agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the tax receivable agreement exceed the actual benefits we receive in respect of the tax attributes subject to the tax receivable agreement and/or distributions to us by Goosehead Financial, LLC are not sufficient to permit us to make payments under the tax receivable agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the tax receivable agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Pre-IPO LLC Members under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the tax receivable agreement. As a result, upon a change of control, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the tax receivable agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of Goosehead Financial, LLC to make distributions to us. Our Credit Agreement restricts the ability of Goosehead Financial, LLC to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.

Purchases of Ownership Interests From Pre-IPO Holders

We used the net proceeds from our initial public offering, $79 million (after deducting underwriting discounts and commissions of approximately $6 million), and the issuance of shares of Class A common stock to repay the Goosehead Management Note and the Texas Wasatch Note in consideration for the acquisition of the indirect ownership interests held by the Goosehead Management Holders and Texas Wasatch Holders in Goosehead Management, LLC and Texas Wasatch Insurance Holdings Group, LLC. The aggregate principal amount of the Goosehead Management Note and the Texas Wasatch Note was collectively equal to approximately $114 million. The net proceeds of our initial public offering (excluding any exercise of the underwriters’ option to purchase additional shares of Class A common stock) were insufficient to repay the Goosehead Management Note and the Texas Wasatch Note in full. As a result, we issued 3,723,767 shares of Class A common stock to the Goosehead Management Holders and the Texas Wasatch Holders for the difference valued at the public offering price of $10.00 per share of the Class A common stock in our initial public offering. The repayment of the Goosehead Management Note and the Texas Wasatch Note was made promptly following our initial public offering. The amounts paid to our officers and directors who are also Goosehead Management Holders and Texas Wasatch Holders in repayment of the Goosehead Management Note and the Texas Wasatch Note are as follows:

	Cash	Shares of Class A common stock
Recipient
Mark E. Jones(1)	$67,052,147	3,264,061
Robyn Jones(1)	67,052,147	3,264,061
Michael C. Colby(2)	6,800,262	331,033
Mark Colby	762,877	37,137
P. Ryan Langston	762,877	37,137
Total	$75,378,163	3,669,368
(1)Includes $35,914,155 received by and 1,748,281 shares issued to immediate family members, or trusts associated therewith.
(2)Includes $4,897,385 received by and 238,402 shares issued to immediate family members, or trusts associated therewith.

Registration Rights Agreement

We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members, the Goosehead Management Holders and Texas Wasatch Holders.

At any time beginning 180 days following our initial public offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, Pre-IPO LLC Members, the Goosehead Management Holders and Texas Wasatch Holders may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following our initial public offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of our initial public offering, the Pre-IPO LLC Members, the Goosehead Management Holders and the Texas Wasatch Holders have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members, the Goosehead Management Holders and the Texas Wasatch Holders are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We have undertaken in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

At the close of our initial public offering, we entered into a Stockholders Agreement with each of the Pre-IPO LLC Members, which provides that, until the Substantial Ownership Requirement is no longer met, approval by the Pre-IPO LLC Members is required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 15% of our total assets; (3) the issuance of equity of Goosehead Insurance, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $50 million; (4) amendments to our certificate of incorporation or bylaws; (5) changes to the strategic direction or scope of Goosehead Insurance, Inc.’s business; and (6) any change in the size of the board of directors. The Stockholders Agreement also provides that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members, will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel or Controller (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors.

Family Relationships

Mark E. Jones, our Chief Executive Officer, Chairman of the Board and co-founder, is married to Robyn Jones, our co-founder and Vice Chairman of the Board.

P. Ryan Langston, our Vice President and General Counsel, is the son-in-law of Mark E. Jones and Robyn Jones.

Michael Colby, our President and Chief Operating Officer, Mark Colby, our Chief Financial Officer, and Matthew Colby, our Vice President of Agency Sales, are brothers.

Mark E. Jones, Jr., our Controller, is the son of Mark E. Jones and Robyn Jones.

Serena Jones, an Administrative Service Agent, is the sister-in-law of Mark E. Jones and Robyn Jones.

Policies and Procedures for Related Party Transactions

The board of directors adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Ryan Langston (Vice President and General Counsel and son-in-law of Mark E. Jones and Robyn Jones) received compensation in the aggregate amount of $762,350 in 2018. Robyn Jones (Vice Chairman and Director and wife of Mark E. Jones and mother-in-law of Ryan Langston) received compensation in the aggregate amount of $203,070 in 2018. Matthew Colby (Vice President of Agency Sales and brother of Michael Colby and Mark Colby) received compensation in the aggregate amount of $464,599 in 2018. Mark Jones, Jr. (Controller and son of Mark E. Jones and Robyn Jones) received compensation in the aggregate amount of $143,939 in 2018. The compensation of Ryan Langston, Robyn Jones, Matthew Colby, and Mark Jones, Jr. as well as the compensation of Mark E. Jones, Michael Colby and Mark Colby described under “Executive Compensation,” was ratified by the Audit Committee as related party transactions.

Matthew Colby and his spouse are the sole owners of The Heights Insurance Services, LLC (the "Heights Insurance"), which owns and operates a Goosehead franchise. Pursuant to the franchise agreement between the Heights Insurance and Goosehead Insurance Agency, LLC (a wholly owned subsidiary of Goosehead Insurance, Inc.), the Heights Insurance made royalty payments to Goosehead Insurance Agency, LLC in the amount of $398,497 in 2018. These royalty payments are the standard fees required by franchisees operating in the Goosehead franchise system. The royalty payments from the Heights Insurance to Goosehead Insurance Agency, LLC were reviewed and ratified by the Audit Committee as a related person transaction.

INFORMATION ABOUT STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of the Record Date for:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock;

•	each named executive officer as set forth in the summary compensation table included in this proxy statement;

•	each of our directors; and

•	all current executive officers and directors as a group.

It is important to note that our Company is unique in that our management team owns approximately 70% of our common stock and is thus committed strategically and financially to the long-term success of the Company. This also creates a strong alignment between our management team and our shareholders, which we expect will create long-term shareholder value.

9%
30%
61%
Mark Jones and family
Other management
Public shareholders

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of the Record Date, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. However, in computing the number of shares of Class A common stock beneficially owned by an individual or entity, we do not include LLC Units, which are exchangeable into Class A common stock, held by such individual or entity because the voting rights represented by the LLC Units are reflected in the shares of Class B common stock reported for such individual or entity. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
Percentage ownership of our common stock in the table is based on 36,285,377 shares of our common stock issued and outstanding on December 31, 2018. Unless otherwise indicated, the address for each listed stockholder is: 1500 Solana Blvd, Building 4, Suite 4500, Westlake, Texas 76262.

	Shares of Class A Common Stock Beneficially Owned(1)		Shares of Class B Common Stock Beneficially Owned(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Combined Voting Power(3)
Named Executive Officers and Directors
Mark E. Jones(4)	3,255,488	22%	18,885,658	87%	61%
Robyn Jones(4)	3,255,488	22%	18,885,658	87%	61%
Michael Colby(5)	314,033	2%	1,785,190	8%	6%
Mark Colby	37,137	—%	99,936	—%	—%
P. Ryan Langston	37,137	—%	77,160	—%	—%
Peter Lane	—	—%	—	—%	—%
Mark Miller	—	—%	—	—%	—%
James Reid	—	—%	—	—%	—%
All current directors and executive officers as a group (8 persons)	3,643,795	25%	20,847,944	96%	68%
Other 5% Stockholders
T. Rowe Price Associates, Inc.(6)	1,966,634	14%	—	—%	5%
Gilder, Gagnon, Howe & Co. LLC(7)	1,833,202	13%	—	—%	5%
Wasatch Advisors, Inc.(8)	1,556,129	11%	—	—%	4%

(1) On a fully exchanged and converted basis. Subject to the terms of the amended and restated Goosehead Financial, LLC agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the amended and restated Goosehead Financial, LLC agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

(2) On a fully exchanged and converted basis. The Pre-IPO LLC Members hold all of the issued and outstanding shares of our Class B common stock.

(3) Represents percentage of voting power of the Class A common stock and Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote.

(4) The shares of Class A common stock consist of 749,317 shares beneficially owned directly by Mr. Mark E. Jones, 757,890 shares beneficially owned by Mrs. Robyn Jones, and 1,748,281 shares beneficially owned by the Mark and Robyn Jones Descendants Trust 2014. The shares of Class B common stock consist of 182,349 shares beneficially owned directly by Mr. Mark E. Jones, 182,349 shares beneficially owned by Mrs. Robyn Jones, 12,649,339 shares beneficially owned by the Mark and Robyn Jones Descendants Trust 2014, 297,734 shares beneficially owned by the Lanni Elaine Romney Family Trust 2014, 297,734 shares beneficially owned by the Lindy Jean Langston Family Trust 2014, 297,734 shares beneficially owned by the Camille LaVaun Peterson Family Trust 2014, 297,734 shares beneficially owned by the Desiree Robyn Coleman Family Trust 2014, 297,734 shares beneficially owned by the Adrienne Morgan Jones Family Trust 2014, 297,734 shares beneficially owned by the Mark Evan Jones, Jr. Family Trust 2014, 472,557 shares owned by Mrs. Lanni Romney, 498,557 shares owned by Mrs. Lindy Langston, 495,457 shares owned by Mrs. Camille Peterson, 498,557 shares owned by Mrs. Desiree Coleman, 498,557 shares owned by Ms. Adrienne Jones, 506,058 shares owned by Mr. Mark Evan Jones, Jr., and 1,115,474 shares owned by Mrs. Serena Jones. Mr. Mark E. Jones is the trustee for all of the aforementioned trusts. In addition, the persons and trusts have entered into a voting agreement with Mr. Mark E. Jones, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Mr. Mark E. Jones. In addition, such persons and trust parties will not be able to transfer their common stock without the consent of Mr. Mark E. Jones. Mrs. Robyn Jones is married to Mr. Mark E. Jones.

(5) The shares of Class A common stock consist of 75,631 shares beneficially owned directly by Mr. Michael C. Colby, and 238,402 shares beneficially owned by the Colby 2014 Family Trust. The shares of Class B common stock consist of 927,024 shares beneficially owned directly by Mr. Michael C. Colby, 771,732 shares beneficially owned by the Colby 2014 Family Trust, 43,217 shares beneficially owned by the Preston Michael Colby 2014 Trust and 43,217 shares beneficially owned by the Lyla Kate Colby 2014 Trust. Mr. Michael C. Colby is the trustee for all of the aforementioned trusts.

(6) Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on February 14, 2019. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole voting power and sole dispositive power over 359,830 and 1,966,634 shares of Class A common stock, respectively and T. Rowe Price New Horizons Fund, Inc. has sole voting power over 966,362 shares of Class A common stock.

(7) Based on a Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC on February 15, 2019. According to the Schedule 13G, Gilder, Gagnon, Howe & Co. LLC has sole voting power, sole dispositive power and shared dispositive power over 14,508, 14,508 and 1,818,694 shares of Class A common stock, respectively.

(8) Based on a Schedule 13G filed by Wasatch Advisors, Inc. on March 4, 2019. According to the Schedule 13G, Wasatch Advisors, Inc. has sole voting power and sole dispositive power over the reported shares of Class A com

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the reports referenced above that were furnished to the Company and written representations that no other reports were required during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to one late Form 4 filed by Mark Colby with respect to one transaction.

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Goosehead stockholders may be “householding” our proxy materials. A single proxy statement and annual report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Goosehead that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Goosehead Insurance, 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262 or (3) contact our Investor Relations department by telephone at (214) 838-5145 or email at ir@goosehead.com. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Goosehead will deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement and annual report promptly to any stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters
As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports
Our 2018 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials) will be mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Materials can access the Annual Report and this Proxy Statement on the website referenced on the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https://ir.gooseheadinsurance.com/ and at the SEC’s website at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement.

Upon written request by an Goosehead stockholder, we will mail without charge a copy of our 2018 Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to our General Counsel, Goosehead Insurance, 1500 Solana Boulevard, Suite 4500, Westlake, Texas 76262.

By Order of the Board of Directors

/s/ Mark E. Jones
Mark E. Jones
Chairman and Chief Executive Officer

April 12, 2019

GOOSEHEAD INSURANCE, INC.
AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Section 1.Purpose. The purpose of the Goosehead Insurance, Inc. Amended and Restated Omnibus Incentive Plan (as amended from time to time, the “Plan”), which hereby amends and restates the Goosehead Insurance, Inc. Omnibus Incentive Plan, is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of Goosehead Insurance, Inc. (the “Company”), thereby furthering the best interests of the Company and its shareholders.

Section 2.Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b)“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” is as defined in the Participant’s employment or service agreement, if any, or if not so defined, means the Participant’s: (i) misconduct, (ii) conduct that is injurious to the Company or its Affiliates; (iii) conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any Affiliate, (v) breach of any policies of the Company or its Affiliates or (vi) breach of any applicable employment or service agreement between the Participant and the Company or an Affiliate.

(h)“Change in Control” means the occurrence of any one or more of the following events:

(i)any Person, other than any Non-Change in Control Person, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided, further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii)the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)“Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(k)“Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.

(l) “Director” means any member of the Board.

(m)“Effective Date” means the date on which the Plan is adopted by the Board.

(n)“Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p)“Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(q)“Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code.

(r)“Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(s)“Non-Change in Control Person” means (i) any employee plan established by the Company or any Subsidiary, (ii) the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (v) any member of the family of Mark and Robyn Jones (the “Jones Family”) and any trust or other estate planning vehicle of any member of the Jones Family.

(t)“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(u)“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(v)“Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(w)“Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(x)“Participant” means the recipient of an Award granted under the Plan.

(y)“Performance Award” means an Award granted pursuant to Section 10.

(z)“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(aa)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(ab)“Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(ac)“RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ad)“SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ae)“SEC” means the Securities and Exchange Commission.

(af)“Share” means a share of the Company’s Class A common stock, $0.01 par value.

(ag)“Subsidiary” means an entity of which the Company, directly or indirectly, holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.

(ah)“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(ai)“Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a Subsidiary when a Subsidiary ceases to be a Subsidiary unless such Participant’s employment continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3.Eligibility.

(a)Any Employee, Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4.Administration.

(a)Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b)Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c)Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 5.Shares Available for Awards.

(a)Subject to adjustment as provided in Section 5(c)(i) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 3,000,000 Shares. The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to (i) 500,000 Shares or (ii) such number of Shares as determined by the Board in its discretion not to exceed 1,500,000 Shares.

(b)If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c)In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i)the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f) and the individual limits specified in Section 5(e);

(ii)the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e)Subject to adjustment as provided in Section 5(c)(i), no Participant who is a non-employee Director may receive under the Plan in any calendar year: (i) Options, SARs, Restricted Stock, RSUs, Performance Awards denominated in Shares and Other Stock-Based Awards with a Fair Market Value as of the grant date of more than $500,000 (as determined in accordance with applicable accounting standards); and (ii) Performance Awards denominated in cash and Other Cash-Based Awards which relate to more than $250,000.

(f)Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be 0.

Section 6.Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(c)The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(d)No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(e)The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

Section 7.Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c)The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d)Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e)No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8.Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)The Award Agreement shall specify the vesting schedule.

(b)Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d)The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9.RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

(d)The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10.Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b)If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d)A Performance Award shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares underlying the

Performance Awards with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e)The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11.Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 12.Effect of Termination of Service or a Change in Control on Awards.

(a)The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b)In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i)continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving corporation or its parent;

(ii)substitution or replacement of such Award by the successor or surviving corporation or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, upon (A) the Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause” or by the Participant for “good reason”, as such terms may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) or (B) the failure of the successor or surviving corporation (or its parent) to continue or assume such Award;

(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v)cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

Section 13.General Provisions Applicable to Awards.

(a)Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Section 14.Amendments and Terminations.

(a)Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)No Repricing. Notwithstanding the foregoing, except as provided in Section 5(c), no action (including the repurchase of Options or SAR Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s shareholders.

Section 15.Miscellaneous.

(a)No Employee, Consultant, Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

(e)If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f)Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16.Effective Date of the Plan. The Plan shall be effective as of the Effective Date, subject to its approval by the shareholders of the Company.

Section 17.Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18.Cancellation or “Clawback” of Awards. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19.Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

Section 20.Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(b).

Section 21.Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include:

(a)administering and maintaining Participant records;

(b)providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c)providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(d)transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 22.Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.